EXHIBIT 99.2

MAX CAPITAL SENDS LETTER TO SHAREHOLDERS ON

TERMINATION OF IPC MERGER

HAMILTON, Bermuda, June 12, 2009 – W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), a Bermuda-based provider of specialty insurance and reinsurance products, today issued an open letter addressed to the Company’s shareholders following the termination of its proposed merger agreement with IPC Holdings Ltd.

The full text of Mr. Becker’s letter reads as follows:

Max Capital today announced the termination of its merger agreement with IPC Holdings following the announcement by IPC that it had not obtained the requisite vote at its annual general shareholder meeting on June 12, 2009.

While a majority of IPC shareholders did not recognize the value creation of the combined entity, the voting returns from Max shareholders were overwhelmingly positive – with over 90% in favor of the transaction. Thank you to all of our shareholders for the time you gave us as we worked hard to communicate what we – as well as you – believed was a very good deal for both Max and IPC shareholders.

In the end, the Max Board of Directors did not believe that further enhancement of our proposal would be advantageous for our shareholders. While the IPC combination would have been an attractive combination to enhance our size and scale, we wanted to ensure Max shareholders were properly rewarded for the value that Max was bringing to the transaction. Max is a very vibrant and successful business with significant shareholder upside and more than adequate capital to execute our business plan.

We have successfully expanded our underwriting platforms in Bermuda, Dublin, the U.S., and Lloyd’s, together operating on a consolidated balance sheet with over $7 billion in total assets. Each is performing well, both in terms of growth in gross written premium and attractive underwriting performance. Prospects for profitable growth in both insurance and reinsurance lines remain favorable. Our diversified portfolio of business delivers more stable and higher risk adjusted returns over time. Over the coming months, we anticipate that we will likely add selected underwriting teams to our U.S. and London platforms and expand into selected specialty classes that build on our position in each of these markets.

We continue to reduce our allocation to alternative investments, which should free up additional capital in support of our underwriting activities and reduce volatility in our investment results going forward. Our investment performance in the second half of 2008 reflected a tough investment climate, which we believe led to a valuation gap with our diversified specialty insurance and reinsurance peers. As of March 31, 2009 less than 12% of invested assets were in hedge funds and alternative assets and by year end we plan to be at 5-7% of invested assets. We believe these actions should enable us to close the valuation gap that exists today between Max and its diversified specialty insurance and reinsurance peers. We have a strong underwriting track record that has withstood the test of time. Going forward, our financial results will speak for themselves. Our job is to capitalize on our strong, global diversified platform to deliver those results and, in turn, very attractive returns for Max’s shareholders.

While this merger was time consuming for our management team, we have a terrific group of executives in each of our businesses that have been focused on driving our business forward. We continue to see strong underwriting performance across our company and remain very optimistic about our outlook for 2009 and into 2010. All of our businesses are performing well and we continue to enjoy an improving pricing environment.

We would like to thank the IPC management team and members of their board for being great partners throughout our discussions and we wish them well.

We appreciate your support these past few weeks, with the numerous phone calls, emails, and visits. We received a lot of great feedback from our shareholders and we look forward to continuing to maintain this kind of open dialogue with all of you.

In July Max will observe its 10-year anniversary. Looking back, we are proud of what we have accomplished, and we believe the best is yet to come.

Best regards,

Marty

About Max Capital Group Ltd.

Operating from offices in Bermuda, Ireland, the USA and at Lloyd’s, Max Capital is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Source: Max Capital Group Ltd.

Contacts:

Investors:

Susan Spivak Bernstein

+1-212-898-6640

Media:

Kekst and Company

Roanne Kulakoff or Peter Hill

+1-212-521-4800